Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SeaBright Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-174696, 333-167484, 333-142338, 333-152412, 333-158817, 333-123319 and 333-134613) on Form S-8 of SeaBright Holdings, Inc. of our reports dated March 5, 2012, with respect to the consolidated balance sheets of SeaBright Holdings, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of SeaBright Holdings, Inc.

/s/ KPMG LLP

Seattle, Washington
March 5, 2012